STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of as of January 26, 2012, to be effective as of the effective date set forth in Section 1.1 below, by and between Santa Teresa Minerals, S.A., an corporation organized under the laws of Chile (“Santa Teresa”), and Bluestone Minerals, S. A., a corporation organized under the laws of Chile (“Bluestone") with reference to the following facts:

A. Santa Teresa currently owns 60% of the outstanding shares (the "Shares") of Sulfatos Chile, S.A. (“Sulfatos Chile”).

B. Sulfatos Chile intends to mine and process copper, and is currently engaged in the construction of a copper sulfate production facility.

C. Santa Teresa has determined to focus its business primarily on gold mining, and desires to use its limited financial resources to further this business instead of the mining and processing of copper.

E. Sulfatos Chile needs additional capital to develop its business, and Bluestone is willing to provide additional capital.

F. On the terms and subject to the conditions of this Agreement, Santa Teresa desires to sell the Shares to Bluestone, and Bluestone desires to purchase the Shares from Seller.

NOW, THEREFORE, with reference to the foregoing facts and in consideration of the mutual covenants, conditions, representations and warranties hereinafter set forth, the parties agree as follows:

1.	Purchase and Sale of Equity Interests

1.1 This Agreement shall become effective upon completion of the “escritura” process proscribed by Chilean law. The date of such completion is referred to herein as the “Effective Date.”

1.2 Santa Teresa hereby sells the Shares to Bluestone as of the Effective Date, and Bluestone hereby purchases the Shares from Santa Teresa as of the Effective Date, in exchange for: (a) $2.2 million; and (b) 2,000 shares of the capital stock of Bluestone, which shares will represent 20% of the outstanding capital stock of Bluestone immediately following the purchase and sale (the "Bluestone Shares").

1.3 The closing (the "Closing") of the purchase and sale of the Shares shall take place on the Effective Date. At the Closing, Santa Teresa shall deliver the Shares to Bluestone and Bluestone shall deliver to Santa Teresa: (a) $1 million by wire transfer of funds to the account designated by Santa Teresa, and (b) a certificate evidencing the Bluestone Shares. The balance of the $1.2 million cash portion of the purchase price shall be paid in monthly installments as requested by Santa Teresa Minerals.

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2.	Representations and Warranties of Santa Teresa

Santa Teresa makes the following representations and warranties to Bluestone:

1.1 Corporate Power. Sulfatos Chile has been duly incorporated and is validly existing and in good standing in Chile, and has all requisite legal and corporate power and authority to conduct its business as currently being conducted.

1.2 Corporate Power of Santa Teresa. Santa Teresa has been duly incorporated and is validly existing and in good standing in Chile, and has all requisite legal and corporate power and authority to conduct its business as currently being conducted and to enter into, carry out and perform its obligations under the terms of this Agreement.

1.3 The Shares.

2.1.1 Santa Teresa owns the Shares, free and clear of any liens, charges, restrictions or encumbrances.

2.1.2 The Shares represent 60% of the outstanding shares of capital stock of Sulfatos Chile, and there are no outstanding options, warrants or other rights to purchase from Sulfatos Chile shares of capital stock of Sulfatos Chile or any outstanding securities convertible into shares of capital stock of Sulfatos Chile.

1.4 Governmental Approval. No governmental approval is required for Santa Teresa to sell the Shares to Bluestone pursuant to this Agreement.

1.5 No Conflict. The execution, delivery and performance of and compliance with this Agreement will not result in any violation of, or conflict with, or constitute a default under, the charter documents of Santa Teresa, and will not result in any violation of, or conflict with, or constitute a default under, any agreements to which Bluestone is a party or by which it is bound, or any statute, rule or regulation, or any decree of any court or governmental agency or body having jurisdiction over Santa Teresa.

1.6 No Broker. No person has acted as a finder, broker, or other intermediary on behalf of Santa Teresa in connection with the transactions set forth in this Agreement, and no person is entitled to any broker’s or finder’s fee or similar fee with respect to transactions set forth in this Agreement based on the agreements or actions of Santa Teresa.

3.	Representations and Warranties of Bluestone.

Bluestone makes the following representations to Santa Teresa:

3.1 Corporate Power. Bluestone has been duly incorporated and is validly existing and in good standing in Chile, and has all requisite legal and corporate power and authority to conduct its business as currently being conducted and to enter into, carry out and perform its obligations under the terms of this Agreement.

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3.2 Authorization. This Agreement has been duly authorized on behalf of Bluestone by all necessary corporate action, has been duly executed and delivered by Bluestone, and constitutes a valid, legal and binding obligation of Bluestone, enforceable against Bluestone in accordance with its terms.

3.3 Capitalization. The authorized capital stock of Bluestone consists of 10,000 shares of one class, of which there are outstanding 10,000 shares, and there are no outstanding options, warrants or other rights to purchase from Bluestone shares of capital stock of Bluestone or any outstanding securities convertible into shares of capital stock of Bluestone.

3.4 No Conflict. The execution, delivery and performance of and compliance with this Agreement will not result in any violation of, or conflict with, or constitute a default under, the charter documents of Bluestone, and will not result in any violation of, or conflict with, or constitute a default under, any agreements to which Bluestone is a party or by which it is bound, or any statute, rule or regulation, or any decree of any court or governmental agency or body having jurisdiction over Bluestone.

3.5 Due Authorization. As of the Effective Date, the Bluestone Shares shall have been duly authorized and shall be validly issued, fully paid, and non-assessable.

3.6 Absence of Liabilities. Except for customary costs and expenses incurred in connection with its formation and raising of capital, and the costs and expenses of this Agreement, Bluestone has incurred no expenses and has no liabilities or contingent liabilities.

3.7 No Subsidiaries. Bluestone has no subsidiaries.

3.8 No Litigation. Bluestone is not a party to any litigation.

3.9 No Broker. No person has acted as a finder, broker, or other intermediary on behalf of Bluestone in connection with the transactions set forth in this Agreement, and no person is entitled to any broker’s or finder’s fee or similar fee with respect to transactions set forth in this Agreement based on the agreements or actions of Bluestone.

4.	Miscellaneous

4.1 Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given when sent if sent by fax or e-mail, or the date received if sent by overnight courier, and if mailed shall be deemed to have been given on the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To Bluestone:	Bluestone Minerals, S.A. Bascunan Guerrero 530 Santiago, Chile Attn: Juan Carlos Camus Villegas
To Santa Teresa:	Santa Teresa Minerals, S.A. Bascunan Guerrero 530 Santiago, Chile Attn: Gonzalo Troncoso

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4.2 Additional Undertakings. Each of the parties agrees to take such actions as are reasonably necessary to carry out the intentions of the parties under this Agreement, including but not limited to the prompt execution and delivery of any documents reasonably necessary to carry out and perform the terms or intention of this Agreement.

4.3 Governing Law; Venue; Choice of Language. This Agreement shall be governed by and construed in accordance with the laws of Chile, without regard to conflicts of laws of principles, and each party hereby agrees that all performances due and transactions undertaken pursuant to this Agreement shall be deemed to be due or have occurred in Chile, and the exclusive venue and place of jurisdiction for any litigation arising from or related to this Agreement shall be Santiago, Chile. To the extent of any inconsistency between this English language version and the Spanish language translation of this Agreement, the Agreement shall be construed in accordance with English.

4.4 Headings. The headings used in this Agreement are for convenience only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

4.5 Counterparts. This Agreement may be executed in one or more counterparts which when taken together shall constitute one agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

4.6 Enforcement of Agreement. This Agreement is intended for the benefit of the parties hereto and is not for the benefit of, nor may any provisions hereof be enforced by any other person, firm or entity.

4.7 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties to this Agreement.

4.8 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, and any attempts to do so without the consent of the other parties shall be void and of no effect.

4.9 Entire Agreement. This writing constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter contained herein. No party is relying on any representation or statement not contained in this writing.

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4.10 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

BLUESTONE MINERALS, S.A. By: /s/ Juan Carlos Camus Villegas Name: Juan Carlos Camus Villegas Title: Director	SANTA TERESA MINERALS, S.A. By: /s/ Juan Carlos Camus Villegas Name: Juan Carlos Camus Villegas Title: CEO

* THIS AGREEMENT WILL BECOME EFFECTIVE ONLY WHEN ALL PARTIES HAVE EXECUTED THE ENGLISH LANGUAGE VERSION OF THIS AGREEMENT.

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